Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDED AND RESTATED BUSINESS ARRANGEMENTS SUPPLEMENTARY AGREEMENT (this "Agreement") is entered 31st day of December, 2013 (the "Effective Date") by and between:

A.	Hughes Network Systems, LLC, a Delaware limited liability company having its principal place of business at 11717 Exploration Lane, Germantown, Maryland, 20876 (hereinafter referred to as "HNS" or “Hughes”); and

B.	Row 44, Inc, a Delaware corporation, having its principal place of business at 4353 Park Terrace Drive, Suite 100, Westlake Village, CA 91361 (hereinafter referred to as "Row 44” or Customer)

(HNS and Row 44 are hereinafter also individually referred to as "Party" and collectively as "Parties").

WHEREAS:

1.	The Parties entered into a Master Services Agreement (the "Original MSA") on or about December 21, 2007 for Hughes services in support of Row 44 business of providing Internet connectivity and other services to passengers on commercial aircraft; and

2.	The Parties have further entered into a number of amendments to the Original MSA under which Row 44 agreed to purchase, and Hughes agreed to provide certain additional services; and

3.	The Parties now desire to restate and amend the terms of the Original MSA in order to (a) clarify the exact services currently being provided by Hughes to Row 44, and (b) simplify the process by which the term or extent of such services may be modified in the future.

NOW THEREFORE, in consideration of the above premises, and for other good and valuable consideration, the Parties hereby agree that as of the Effective Date the Original MSA shall be amended and restated by this Agreement, which shall supersede and replace the Original MSA and subsequent Amendments up to and including Amendment #19, in its entirety.

1.        SCOPE OF SERVICES

During the Term (as defined), HNS will provide, and Customer will accept and pay for, the services in accordance with and subject to the terms and conditions set forth herein and Exhibits A, B and C attached hereto and incorporated herein (which services are hereafter referred to as the “Services”):

Exhibit A – Statement of Work

Exhibit B - Hub Operations, Maintenance and Technical Support Services

Exhibit C – Outline of Current Services and Pricing

Exhibit D – Form of Service Order for Additional Services

During the Term, Customer may order additional Services subject to the terms hereof, upon the Parties’ execution of a Service Order, which will be substantially in the form specified in Exhibit D hereto. The prices for any such additional services, as well the period such services are to be provided (the “Service Term”) and any additional or modified terms and conditions, shall be included in the applicable Service Order. Notwithstanding the foregoing, Customer acknowledges that additional Space Segment Services will be subject to the availability of such Space Segment capacity. In order to increase the likelihood that HNS will be able to provide any such additional Space Segment capacity when such capacity is required by Customer, the parties will establish a mutually acceptable methodology for forecasting and ordering any additional space segment that may be required by Customer. In addition, on a regular basis HNS will provide Customer with its best estimate of the amount of Space Segment capacity currently available and anticipated to become available on any of the satellites used by Customer or for which Customer specifically requests HNS to generally monitor in anticipation of future expected needs.

In addition, from time to time, Customer may request HNS to provide certain supplementary services for Customer, including supplementary maintenance and repair services, which are outside the scope of the Services (“Demand Services”). The parties will, prior to providing any Demand Services, develop and mutually agree in writing upon the details regarding such services and the associated pricing and commercial terms, all of which will be documented pursuant to a mutually agreed upon Demand Services service order. .

2.        TERM OF AGREEMENT

The term of this Agreement (“Term”) and the term of Services provided hereunder will remain in effect through the later of December 31, 2020, or the expiration date of any then outstanding Service Order, unless terminated earlier as provided herein.

2A.        EXCLUSIVITY

a.	Row 44 Exclusivity. Subject to the limitations contained herein, for the period specified in Subsection c below, Row 44 shall be the exclusive recipient of Ku Transmission Services (collectively, “Transmission Services”) from HNS within the field of providing broadband connectivity (including Internet access) to commercial aircraft in the air using geosynchronous satellites (the “Business”) in North America. For the avoidance of doubt, the exclusivity obligations herein specified apply only to services provided to U.S, Canadian and Mexican flag commercial airlines based in North America and operating on routes beginning and terminating in North America

b.	Sole Source Agreement. For the period specified in Subsection c below, Row 44 shall procure Transmission Services exclusively from HNS, subject to the condition that the rates proposed by HNS are reasonably competitive. Such rates shall be deemed to be reasonably competitive in the event (a) the rates proposed by a bona fide third party are not more than *** lower than those proposed by HNS for the same capacity (including factoring in differing space segment performance characteristics given Row 44’s intended use), and (b) the terms and conditions proposed by any such third party are no more onerous than the terms proposed by HNS. In the event that the rates and terms proposed by a third party provider of satellite capacity meet the two criteria herein specified (i.e., the rates are more than *** lower than those proposed by HNS and the terms are substantially similar to HNS’ terms), Row 44 shall so inform HNS. Upon receipt of such notice, in the event that HNS is then able to promptly reduce the rate previously quoted to a level such that the rate offered by the third party provider for the same performing space segment is not more than *** lower than the HNS’ revised rate, Row 44 shall purchase the relevant capacity from HNS. In the event that HNS fails to so reduce said prices, Row 44 may purchase the space segment from the third party provider without any affect on Customer’s exclusivity right in Section 2A(a) above but must purchase all other Transmission Services from HNS. For the avoidance of doubt, the provisions of this subsection shall only apply to Row 44’s new North America capacity requirements, and shall not apply to space segment capacity previously contracted by Row 44, and HNS shall not be obliged to reduce the rates specified in the Agreement, as heretofore amended, in accordance in the terms described in this paragraph.

*** Confidential treatment requested.

Thus, by way of example, assuming that:

i)	Row 44 has received a quotation from a bona fide third party for the certain capacity, terms and conditions under substantially similar to those specified herein, for price of ***, and

ii)	The price proposed by HNS is ***, then

Row shall be obligated to purchase the capacity from Hughes at the *** price, since the price received from the third party is not more than *** lower than that proposed by HNS.

Alternatively, if

i)	HNS has provided a quotation for certain capacity to Row 44 for a price of ***, and
ii)	Row 44 advises HNS that it has received a quotation from a bona fide third party for the same capacity, under substantially similar terms and conditions to those specified herein, for price of ***, then
iii)	HNS must either reduce its price to *** (such that the third party quote is not more than *** less than HNS’ revised rate), in which event Row 44 must purchase the relevant capacity from HNS, or, if HNS fails to reduce its price to ***, Row 44 may purchase the relevant capacity from the third party.

c.	Term of Exclusivity. The exclusivity granted to Row 44 in Section 2A(a) and the sole source obligation in Section 2(A)(b) shall terminate on December 31, 2015, subject to the following conditions, any of which may, at HNS’ option, trigger an earlier termination, on notice to Row 44:

i)	Row 44 is in breach of the terms of this Agreement, including, without limitation, any obligation to pay outstanding invoices in accordance with the payment terms herein specified.
ii)	Row 44 has purchased space segment capacity from a third party provider except as contemplated in this section.

For the avoidance of doubt, HNS’ obligations herein specified will not apply to any Affiliate of HNS. For purposes of this Agreement, an Affiliate shall be defined as any person or entity controlling, controlled by, or under common control with, HNS.

d.	No Assignment of Exclusivity Right. HNS’ exclusivity obligations, as herein specified, shall be personal to Row 44 itself, and shall not extend to any successors or assigns of Row 44 without the prior consent of HNS, except that in the event of any assignment which takes place by virtue of the sale of all or substantially all of the assets or equity of Row 44, HNS will not unreasonably withhold its consent to such assignment. In addition, such obligations shall only extend to HNS and its subsidiaries, and not to any Affiliate of HNS. In this regard, HNS acknowledges its previous consent to the merger of Row 44 with a newly formed subsidiary of Global Eagle Entertainment Inc. f/k/a Global Eagle Acquisition Corp. (“GEE”) and further hereby consents to any internal reorganization of GEE and its subsidiaries whereby Row 44 would be merged directly into, or combined directly with GEE or another subsidiary or affiliate of GEE.

*** Confidential treatment requested.

e.	Reciprocity for Other Markets~~. I~~f requested by HNS, Row 44 agrees to sell to HNS, the equipment and services supplied by Row 44 in accordance with the equipment and services pricing schedule below, to enable the HNS to directly or indirectly offer Transmission Services outside North America.

Equipment	Price
1. Complete Row 44 aero terminal including radome, antenna, HPT, SMU, MDU, WLAN	***
2. Individual aero terminal components:	Each individual component to be sold separately at ***
a. Radome
b. Antenna
c. HPT
d. SMU
e. MDU
f. WLAN
3. Row 44 network infrastructure including network management platform, traffic shaping, etc.	***

Row 44 Services
1. Aero terminal operation, maintenance and installation training	***
2. Row 44 system training
3. Development services
4. FAA and STC support services

3.         ASSIGNMENTS

Except for (i) assignment to a successor who acquires substantially all of the assets and business of HNS or Customer, (ii) assignment to a subsidiary company, parent company, or subsidiary of parent company, or (iii) assignment, pledge, or transfer by HNS of any interest in any payments to be received by HNS hereunder, neither party hereto may assign this Agreement or any portion hereof without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any assignment permitted hereunder, or otherwise agreed to by the other party hereto will not relieve the assigning party of any obligations with respect to any covenant, condition, or obligation required to be performed by the assigning party under this Agreement.

4.         PRICE AND PAYMENT TERMS

A.	The prices for the Services to be provided hereunder (“Charges”) are set forth in Exhibit C. The period of effectivity for the prices for the Services currently being provided is likewise set forth in Exhibit C. In the event that Customer requires additional Space Segment, or Space Segment on a different satellite, Customer shall advise HNS of the scope of its requirement as soon as possible. Subject to the terms described in Section 1 above, HNS will procure additional Space Segment on behalf of Customer per Customer’s order at mutually agreed Space Segment pricing.

*** Confidential treatment requested.

B.	The Services Charges provided for in this Agreement are exclusive of the following taxes and charges with respect to the Services or Equipment provided hereunder: (i) any present or future Federal, State, or local excise, sales, or use taxes; (ii) any other present or future excise, sales or use tax, or other charge or assessment upon or measured by the gross receipts from the transactions provided in this Agreement or any allocated portion thereof or by the gross value of the Services and other materials provided hereunder, including but not limited to a Universal Service Fund charge; and (iii) any present or future property, inventory, or value-added tax or similar charge. Customer will pay and discharge, either directly to the governmental agency or as billed by HNS, the foregoing taxes and charges and all assessments, and other taxes with respect to the transactions provided in this Agreement and all Services provided hereunder (excluding any Federal, state, local or foreign income taxes, or any tax on gross receipts or gross revenue which is in the nature of an income tax, or any franchise, net worth or capital taxes, imposed upon HNS).

C.	HNS will invoice all recurring monthly Service Charges on a monthly basis.

D.   Unless otherwise agreed by the parties, invoices for monthly Service charges will be issued in the first day of the month prior to the month when such services are to be provided. Customer will pay such invoices on the last day of the month prior to the month when the relevant Services are to be provided. Customer agrees to pay on demand a late payment charge on any amount that is not received by the due date for such payment, at an annual rate of the lesser of (i) the current prime rate (or equivalent), as last quoted by The Wall Street Journal prior to the due date of the payment, plus two percent (2%), or (ii) the maximum rate allowed by applicable law. Any invoice not disputed by Customer in writing within 120 days after issuance shall be deemed valid and shall not be subject to dispute.

In the event that any payment is not received by the due date, HNS may, at its option, immediately terminate services as of the first day of the next following month.

Should HNS terminate service, HNS will terminate Row44 related space segment agreements with the operator(s) of the satellite(s) and HNS makes no representation about its ability to re-secure space segment or restart services at a later date.

5.         LICENSE OF SOFTWARE

A.	Customer acknowledges that any software supplied by HNS to Customer is subject to the proprietary rights of HNS and/or HNS' vendor(s) (the “Licensor(s)”). Customer acknowledges that that any software licensed hereunder was developed using HNS’ and its Licensor’s typical commercial practices, and not in anticipation of Customer’s particular aircraft-based application. Except for the licenses granted herein, HNS or its Licensor(s), as the case may be, will retain all right, title and interest in the Software. Customer acknowledges that it may use the Software only pursuant to the terms of this Agreement.

B.	Subject to Customer payment of the Charges specified herein, HNS hereby grants to Customer and Customer hereby accepts from HNS a perpetual, irrevocable, worldwide, nonexclusive license (or sublicense, as applicable) to use the Software and associated documentation solely in the connection with the Equipment provided hereunder, such license to commence upon delivery of the Software and associated Equipment to Customer. Customer’s right to use Software shall include the right to use multiple versions or releases of the Software, if applicable (including any updates, “bug” fixes or enhancements).

C.	Except as permitted by this Article, Customer will not (i) alter, modify, create derivative works of, or attempt to alter, modify, or create derivative works of the Software or any part thereof, (ii) copy, duplicate, or permit anyone else to copy or duplicate, any part of the Software, or (iii) create or attempt to create, or permit others to create or attempt to create, by decompiling, disassembling, reverse engineering or otherwise, the source programs or any part thereof from the object programs or from other information made available under this Agreement. Customer may at its own expense make one copy of the object program for archive purposes.

6.        FORCE MAJEURE

Either party hereto shall be excused for delays or interruptions in the performance of its obligations under this Agreement when such delays or interruptions (i) are caused by the other party, or, (ii) except for the exercise of due care, are otherwise beyond the reasonable control of such party, including but not limited to war (whether or not actually declared), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure of or delay in transportation, any governmental act, judicial action, priorities given U.S. Government procurements, labor dispute, shortage of labor, fuel, raw material or machinery, fire, accident, explosion, epidemic, quarantine, storm, flood, earthquake, or other Acts of God (“Force Majeure”). The parties specifically agree that rain, snow or other ordinary weather conditions (excluding tornadoes, hurricanes, and other major storms) do not constitute Force Majeure conditions. If any such Force Majeure occurs, the party affected by such Force Majeure shall use its best efforts to abate the effect of such Force Majeure and restore compliance with the terms of this Agreement as soon as possible. In that regard, during a Force Majeure, HNS shall allocate production and deliveries of equipment to Customer on a basis no less detrimental than any other customer of HNS similarly subject to such Force Majeure; provided, that, HNS may give preferential treatment to allocating equipment to the U.S. Government.. Customer may cancel any scheduled delivery that has been excusably delayed for reason (ii) above for more than two (2) months.

7.         LIMITED WARRANTIES ON SERVICES, DISCLAIMERS, PROCEDURES

A.	Subject to the terms and conditions hereof, HNS warrants that all Services will be performed in a professional and workmanlike manner and in accordance with applicable specification, if any. In the event of any breach of the foregoing warranty, HNS shall, at its option and expense in accordance with, promptly re-perform, repair or replace, or cause to be re-performed, repaired or replaced, any Service that proves to have a defect.

B.	Any re-performance, repair, replacement, amendment, or alteration will be performed in accordance with HNS’ standard practices with respect to such Services. .

C.	Customer acknowledges and agrees that HNS has not evaluated or certified the functionality of Customer’s antenna or associated equipment as substitutes for the equipment typically provided by HNS for use with the Service or evaluated the performance or capability of the same (or combination of such antenna with any equipment or services provided by HNS) in connection with Customer’s aeronautical application. HNS makes no representations regarding such substituted equipment or such combination and the effect of the same on the performance of the Service impacts the System or otherwise. Without limiting the generality of the foregoing, HNS makes no representation regarding the fitness for use of the Service in the System or Customer’s aeronautical application. In addition, Customer has sole responsibility for any and all changes that may be required to ensure fitness or use in Customer’s application and for obtaining all necessary FAA, FCC and any other certifications that may be required for flight qualification.

D.	EXCEPT AS SPECIFICALLY SET FORTH HEREIN, HNS NEITHER MAKES NOR ASSUMES ANY LIABILITY UNDER ANY WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY) ON OR WITH RESPECT TO THE SERVICE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.         PATENT AND COPYRIGHT INDEMNITY

A.	Hughes warrants that, to the best of its knowledge, the Services, Software and the Equipment will not infringe any patent, copyright, trademark, trade secret, mask work right or other intellectual property right of any third party. If Customer promptly notifies Hughes in writing of a third party claim against Customer that any of the Equipment, Software or Service provided by Hughes infringes a patent, copyright trade secret or other intellectual property right of a third party, Hughes will indemnify, defend and hold Customer harmless with respect to such claim at Hughes’ expense and will pay any costs or damages that may be finally determined against Customer. In the event of any such claim, HNS shall have the right to control the defense thereof and Customer shall provide such reasonable assistance and information, at HNS’ expense, as HNS requests in writing and as it is available to Customer.

B.	Further, if any such item is, or in Hughes’ opinion is likely to be, held to constitute an infringing product, Hughes shall at its expense and option either (a) procure the right for Customer to continue using it, (b) replace it with a non-infringing equivalent reasonably acceptable to Customer, (c) modify it to make it non-infringing or (d), only if the remedies above are impracticable, accept return of such item and, in addition to the indemnification obligations above and such other rights and remedies of Customer available herein, refund to Customer the fees paid for such item less a reasonable amount for Customer’s use of the relevant item up to the time of return.

C.	Notwithstanding the above, HNS will not be liable for any such damages or costs attributable to claims resulting from (i) HNS' compliance with Customer’s designs, specifications, or instructions, (ii) use of any item provided by HNS in combination with products not supplied by HNS, to the extent the claim would not have otherwise arisen but for such combined use, or (iii) a manufacturing or other process carried out by or through Customer and utilizing any item provided by HNS that constitutes either direct or contributory infringement of any patent or other intellectual property right~~,~~. In addition, the exclusion from HNS’ intellectual property indemnity, as described in Section 9(e) of the Development Services Agreement heretofore entered into by the parties, as said exclusion applies to claims of infringement which would not have arisen but for such development work, shall continue to apply. All such claims for which HNS has no indemnity obligation are hereafter referred to as "Other Claims". Customer will indemnify HNS from any and all losses, liabilities, damages and costs finally awarded or agreed upon in any settlement of a claim for infringement of any patent or intellectual property right in any suit resulting from Other Claims, and from reasonable expenses incurred by HNS in defense of such suit if Customer does not undertake the defense thereof.

D.	The foregoing indemnity shall be Customer’s sole and exclusive remedy for any patent and copyright infringement claims arising out of the use of the Equipment, Software and documentation provided to Customer hereunder, and is in lieu of any other indemnity or warranty, express or implied, with respect to intellectual property.

9.          TERMS OF USE

Customer agrees to require its end users, or, if applicable, Customer agrees to require its airline customer reseller of its service, to require their respective end users to agree to terms and conditions relating to service to be provided by Customer which terms are substantially similar to those set forth in Schedule 1 to this Agreement.

10.       INDEMNIFICATION

Customer and HNS shall indemnify, defend and hold the other harmless from and against any claims, demands, and causes of action asserted against the indemnitee by any person (including, without limitation, HNS' and Customer's employees, HNS' subcontractors and employees of such subcontractors or any third party) for personal injury or death or for loss of or damage to property resulting from the indemnitor's negligence or willful misconduct hereunder. Where personal injury, death or loss of or damage to property is the result of the joint negligence or willful misconduct of Customer and HNS, the indemnitor's duty of indemnification shall be in proportion to its allocable share of joint negligence or willful misconduct.

Customer shall indemnify, defend and hold HNS harmless from and against any claims, demands, and causes of action asserted against the indemnitee by any person (including, without limitation, any of Customer’s customers or any person or entity that Customer permits to use the any service provided by Customer) based on any claim in connection with: (i) the Service provided to any customer of Customer (including end users or airlines) or the failure of Customer to provide such Service; (ii) any material misrepresentation or material omission made to by Customer regarding the Services or any service to be provided by Customer; (iii) any claim by any customer of Customer arising from loss of service due to the termination of this Agreement or any other reason; and (iv) any violation by Customer of local, state or federal laws, rules and regulations.

Each party’s indemnification obligation shall be contingent upon the indemnitee giving prompt written notice to the indemnitor of any such claim, demand, or cause of action and permitting the indemnitor to have sole control of the defense thereof.

11.	INSURANCE.

A.	Commencing not later than the Effective Date and thereafter during the Term, Customer shall obtain and maintain at its own expense, and require its agents, subcontractors and representatives to obtain and maintain at their own expense or at Customer’s expense, insurance of the type and in the amounts set forth below:

i	Commercial General Liability (“CGL”) coverage on an occurrence basis (not claims made), with limits at least $20,000.000 per occurrence for bodily injury and property damage, including coverage for liability arising from (i) premises; (ii) operations; (iii) broad form property damage; (iv) personal injury; (v) independent contractor's liability; and (vi) work performed by Customer.

ii	Excess Liability coverage with respect to the CGL policy described above, in an umbrella form and on an occurrence basis with limits of at least $20,000,000 per occurrence.

iii	Professional Liability coverage with limits of at least $5,000,000 providing coverage for claims arising out of the performance of Customer and its subcontractors in providing or failing to provide the equipment and services to its customers, airlines and end users, including, but not limited to, coverage for errors and omissions caused by Customer’s or its subcontractor’s negligence in the performance thereof.

B.	Upon obtaining such insurance, Customer shall deliver certificates of insurance in a form acceptable to HNS which evidence that Customer has the insurance required by this Section. HNS shall be named as an “Additional Insured” with respect to all coverages required by this Section. Customer shall obtain the insurance policies required by this Section from a provider that has a rating of A- X or better from A.M. Best’s or a comparable rating from another rating agency. These policies shall not be canceled or materially changed without ten (10) days prior written notice from the insurer to HNS and Customer.

C.	Notwithstanding anything to the contrary in this Agreement if Customer fails to maintain the insurance required by this Section, or if any of the required insurance is cancelled and not replaced within a commercially reasonable timeframe, HNS may terminate this Agreement for the default of Customer without further obligation.

D.	The insurance required by this Section shall be primary insurance and not excess over nor contributing with any insurance maintained by HNS. In addition, the insurance requirements set forth above are minimal coverage requirements and are not to be construed in any way as a limitation on Customer’s liability under this Agreement.

E.	As an alternative to Customer’s requirement to secure the Comprehensive General Liability coverage and the Excess Liability coverage referenced in Sections A.i and A.ii above, Customer may provide HNS with proof that (a) its airline customers are not requiring these coverages from Customer, (b) that such airline customers are intending to address any insurance requirements relating to these coverages themselves through their own aviation insurance coverage, or (c) that such airline customers are indemnifying and holding Customer harmless from and against any liability for personal injury and property damage arising from or relating to Customer’s provision of equipment and services to such airline customers or end users.

12.       DEFAULT BY CUSTOMER

12.1     Definition

The occurrence of any one or more the following events (herein called "Events of Customer Default") shall constitute a default by Customer under this Agreement:

A.	Default by Customer in the payment of any charge payable hereunder as and when the same becomes due and payable and such default continues for a period of thirty (30) days after notice of such default from HNS, or

B.	Default by Customer in the performance of any other term, covenant or condition of this Agreement, which default shall continue for a period of thirty (30) days after written notice; or

C.	The making of an assignment by Customer for the benefit of its creditors or the admission by Customer in writing of its inability to pay its debts as they become due, or the insolvency of Customer, or the filing by Customer of a voluntary petition in bankruptcy, or the adjudication of Customer as bankrupt, or the filing by Customer of any petition or answer seeking for itself any reorganization, arrangement, composition or readjustment precipitated by the insolvency or bankruptcy of Customer, any liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of any answer by Customer admitting, or the failure by Customer to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by Customer to, or acquiescence by Customer in, the appointment of any trustee, receiver or liquidator of Customer or of all or any substantial part of the properties of Customer, or the inability of Customer to pay its debts when due, or the commission by Customer of any act of bankruptcy; or

D.	The failure by Customer, within sixty (60) days after the commencement of any proceeding against Customer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to obtain the dismissal of such proceeding or, within sixty (60) days after the appointment, without the consent or acquiescence of Customer, or any trustee, receiver or liquidator of Customer or of all or any substantial part of the properties of Customer, to vacate such appointment.

12.2	Remedies

Upon the occurrence of any Event of Customer Default, HNS may, in addition to any other rights or remedies available to it at law or in equity, terminate this Agreement immediately upon written notice. In addition, upon termination of this Agreement for the default of Customer, HNS may, at its option, require Customer to disable any equipment provided by HNS which has been previously installed in any aircraft. Customer shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by HNS on account of such default including all court costs and reasonable attorneys fees.

13.       DEFAULT BY HNS

13.1	Definition

The occurrence of any one or more the following events (herein called "Events of HNS Default") shall constitute a default by HNS under this Agreement:

A.	Default by HNS in the performance of any other term, covenant or condition of this Agreement, which default shall continue for a period of thirty (30) days after notice; or

B.	The making of an assignment by HNS for the benefit of its creditors or the admission by HNS in writing of its inability to pay its debts as they become due, or the insolvency of HNS, or the filing by HNS of a voluntary petition in bankruptcy, or the adjudication of HNS as bankrupt, or the filing by HNS of any petition or answer seeking for itself any reorganization, arrangement, composition or readjustment precipitated by the insolvency or bankruptcy of HNS, any liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of any answer by HNS admitting, or the failure by HNS to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by HNS to, or acquiescence by HNS in, the appointment of any trustee, receiver or liquidator of HNS or of all or any substantial part of the properties of HNS, or the inability of HNS to pay its debts when due, or the commission by HNS of any act of bankruptcy, as amended; or

C.	The failure by HNS, within sixty (60) days after the commencement of any proceeding against HNS seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to obtain the dismissal of such proceeding or, within sixty (60) days after the appointment, without the consent or acquiescence of HNS, or any trustee, receiver or liquidator of HNS or of all or any substantial part of the properties of HNS, to vacate such appointment.

13.2	Remedies

Upon the occurrence of any one or more Events of HNS Default, Customer may, in addition to any other rights or remedies available to it at law or in equity, and subject to the limitations described in Section 15, terminate this Agreement immediately upon written notice. HNS shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Customer on account of such default including all court costs and reasonable attorneys’ fees.

14.       LIMITATION OF LIABILITY

A.	IN NO EVENT WILL CUSTOMER, HNS, OR ASSIGNEES BE LIABLE TO EACH OTHER FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF DATA, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTIONS OF BUSINESS, AND CLAIMS OF CUSTOMERS) ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE EQUIPMENT, SOFTWARE, AND SERVICES PROVIDED HEREUNDER, EVEN IF SUCH DAMAGES WERE FORESEEABLE.

B.	HNS' MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE SERVICE CHARGES PAID BY CUSTOMER DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING HNS’ RECEIPT OF NOTICE OF THE EVENT THAT GAVE RISE TO SUCH LIABILITY.

C.	The remedies of Customer and HNS set forth herein are exclusive and in lieu of all other remedies, express or implied. Except for the remedies provided for herein, neither HNS nor its subcontractors shall be liable for any delay or failure of performance of the Equipment, Software or Services provided herein.

15.       INDEPENDENT CONTRACTOR AND SUBCONTRACTING

A.	HNS and Customer will be and shall act as independent contractors, and neither party is authorized to act as an agent or partner of, or joint venture with, the other party for any purpose. Neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party. Customer acknowledges and agrees that HNS will be solely responsible to determine the method and manner of performing its obligations hereunder.

B.	Customer agrees that HNS may, at its sole discretion, subcontract the whole or any part of its obligations under this Agreement; provided that HNS agrees that it will retain full responsibility for such obligations despite such subcontract.

16.       CONFIDENTIALITY

A.	HNS and Customer, to the extent of their contractual and lawful right to do so, will exchange proprietary or confidential information as reasonably necessary for each to perform its obligations under this Agreement. All information relating to this Agreement provided by either party to the other, whether oral or written, is hereby deemed to be confidential and proprietary information ("Proprietary Information").

B.	Except as set forth in Paragraph C below, a party receiving Proprietary Information pursuant hereto (the "Receiving Party") will keep such Proprietary Information confidential, and will not, without the prior written consent of the party disclosing such information (the "Disclosing Party"), (i) use any portion of the Proprietary Information for any purpose other than the purpose of this Agreement, or (ii) disclose any portion of the Proprietary Information to any persons or entities other than the employees and consultants of the Receiving Party (and HNS' subcontractors) who reasonably need to have access to the Proprietary Information in connection with the purposes of this Agreement and who have agreed to protect Proprietary Information as though they were a party to this Agreement.

C.	A Receiving Party will not be liable for disclosure of Proprietary Information, or any part thereof, if the Receiving Party can demonstrate that such Proprietary Information (i) was in the public domain at the time it was received or subsequently entered the public domain through no fault of the Receiving Party; (ii) was known to or is in the possession of the Receiving Party at the time of receipt; (iii) became known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality; or (iv) is disclosed more than five (5) years after the date of receipt of the proprietary Information by the Receiving Party. In the event of any legal action or proceeding or asserted legal requirement for disclosure of Proprietary Information furnished hereunder, the Receiving Party will promptly notify the Disclosing Party and, upon the request and at the expense of the Disclosing Party, will cooperate with the Disclosing Party in lawfully contesting such disclosure. Except in connection with any failure to discharge its responsibilities under the preceding sentence, the Receiving Party will not be liable for any disclosure pursuant to court order.

D.	Proprietary Information will remain the property of the Disclosing Party and will, at the Disclosing Party's request and after it is no longer needed for the purposes of this Agreement or upon expiration or termination of this Agreement for any reason, whichever occurs first, promptly be returned to the Disclosing Party or be destroyed, together with all copies made by the Receiving Party and by anyone to whom such Proprietary Information has been made available by the Receiving Party in accordance with the provisions of this Section 16.D.

17.       RESOLUTION OF DISPUTES

Any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this Section 17.

A..	Negotiation.

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within sixty (60) days after entering into negotiations, either party may refer such dispute to arbitration pursuant to the provisions of Section 17.B. Notwithstanding the above, the parties may elect to waive applicability of this section (i) if both parties agree in writing that the nature of their dispute is such that it cannot be resolved through negotiations; or (ii) if a party shall suffer irrevocable harm by such delay.

B.	Arbitration.

Arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of arbitration. The arbitration shall be in accordance with the following guidelines except to the extent the parties to arbitration shall agree otherwise:

1. The place of arbitration shall be Washington, D.C.

2. The arbitration panel shall be composed of one arbitrator. If the parties fail to mutually agree on an arbitrator within thirty (30) days from the date the dispute is referred to arbitration, any party may refer such selection to the AAA.

3. The proceeding shall be conducted and transcribed in English. Any document submitted in a language other than English shall be accompanied by an English translation. Neither party will be entitled to discovery in connection with such arbitration unless otherwise mutually agreed in writing.

4. The results of any such arbitration, and all testimony and evidence related to the confidential information or trade secrets of either party shall be deemed to be Proprietary Information subject to Section 16 and shall be safeguarded and maintained as confidential, with access to such evidence to be only on a need-to-know basis and subject to all reasonable precautions so as not to jeopardize the confidential information or trade secrets of any party.

5. The parties hereby accept jurisdiction of the arbitral tribunal over the parties and over the subject matter of the dispute.

6. Notwithstanding the foregoing, either party shall have the right to seek injunctive relief regarding any disputes arising under Section 17.

18.       RESERVED

19.       ADDITIONAL CLAUSES

A.	EXPORT CONTROL: It is expressly agreed that the execution of this Agreement and the subsequent delivery of any Equipment or Software under this Agreement are subject to all applicable export controls imposed or administered by the U.S. Department of Commerce as well as by any other U.S. Government Agency that may impose any such controls, including but not limited to the export of technical data, equipment, software and know-how. Each party shall perform their obligations under this Agreement in compliance with such laws and regulations and shall not take any action contrary thereto. Customer will not export or re-export, directly or indirectly, any Software, Equipment, documentation or other technical data provided to it hereunder, without complying with all export control laws and regulations, and without first obtaining any required export licenses and approvals. HNS shall provide reasonable cooperation and assistance to enable Customer to obtain any such export licenses and approvals.

B.	ENTIRE AGREEMENT: This Agreement, the Exhibits hereto, and any other documents referred to herein constitute the entire agreement between the parties, and supersedes any prior written or oral agreement or understanding with respect to the subject matter hereof. No interpretation, amendment, or change to this Agreement will be effective unless made in writing and signed by both parties, except that each party may change the address or the name of the person to whom notices to that party will be sent by giving written notice of such change to the other party as provided in Section 19.E hereof.

C.	NO WAIVER: Failure by either party to exercise any rights under this Agreement in any one or more instances will not constitute a waiver of such rights in any other instance. Waiver by such party of any default under this Agreement will not be deemed a waiver of any other default. No alteration or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of both parties.

D.	GOVERNING LAW: This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Maryland notwithstanding the place of execution or performance of this Agreement (without reference to its conflict of laws principles) and applicable Federal laws.

E.	CROSS DEFAULT: In the event that either party is in breach of any other agreement between the parties hereto, such breach may, at the option of the non- breaching party, be deemed to be a breach of this Agreement. Consequently, in the event the breach of such other agreement between the parties is not cured pursuant to the terms of such agreement, thus leading to the termination of such agreement for default, this Agreement may likewise be terminated for default.

F.	NOTICES: All notices, demands, requests, or other communications provided for herein (other than routine communications concerning the Services) will be given in writing and will be effective when delivered personally or when sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, hand delivery, telegram, or telex/TWX. All notices sent by either party will be addressed as follows:

If to HNS:

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, Maryland 20876

ATTN: General Counsel

If to Customer:

Row 44, Inc.

4353 Park Terrace Drive

Westlake Village, CA 91361

Attn: Chief Executive Officer

With a copy to:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue

Marina Del Rey, CA 90292

Attn: VP Legal/LEGAL NOTICES

Either party may designate by notice in writing a new address to which any notice, demand, request, or communication will be delivered, as provided above.

G.	SEVERABILITY: If any of the provisions or any portion of the provisions of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provisions or portion thereof, and the rights and obligations of the parties hereto will be construed and enforced accordingly.

H.	COUNTERPARTS. One execution original of this Agreement, together with its Exhibits and Addendums, marked “Original”, shall be the original of this Agreement evidencing use agreements covering the Services. All other executed counterparts of this Agreement shall be marked “Duplicate”. To the extent that this Agreement constitutes chattel paper, as such term is defined in the Uniform Commercial Code of the applicable jurisdiction, no security interest in this Agreement may be created through the transfer of possession of any counterpart other than the Original of this Agreement.

I.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

J.	COMPLIANCE WITH LAWS. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by and through their duly authorized representatives.

Hughes Network Systems, LLC

By:	/s/ Philip K. O’Brien
Name:	Philip K. O’Brien
Title	V.P. Legal
Date:	12/31/13

Row 44, Inc.

By:	/s/ John LaValle
Name:	John LaValle
Title:	Chief Executive Officer
Date:	Dec-31-2013

EXHIBIT A

TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

STATEMENT OF WORK

EXHIBIT A

STATEMENT OF WORK

1.0    SCOPE OF WORK

In accordance with the terms hereof, HNS will provide the services required to provide full duplex point-to-multipoint satellite communication system using dedicated HX Networks (“Network”) consisting of certain network operations center (“NOC”) equipment, and Customer supplied and Customer operated integrated aeronautical terminal units. The Equipment associated with the Network is being provided in accordance with the Master Purchase Agreement entered into by the parties on or about December 21, 2007.

The program effort associated with the maintenance and operation of the Network will be carried out as follows:

HNS will provide services including;

1)	Program management services, including network engineering and implementation of Equipment and Services.

2)	Provision and operation of dedicated Ku-band space segment (the “Space Segment”) per Customer’s instructions subject to space segment availability.

3)	Operation of Customer’s HX NOCs on a 24-hour per day, 365-days per year basis including network monitoring, control, configuration, maintenance, trouble isolation, trouble diagnosis, and trouble reporting. Hub operation, maintenance, and technical support services are described in Exhibit B.

4)	Read-only access to monthly Service reports to provide information regarding the Services including service NOC outages during the prior calendar month, and planned activities for the upcoming calendar month.

5)	Provision and maintenance of certain terrestrial backhaul facilities between the HNS NOC facility and Customer’s data center.

2.0    DELIVERABLE SERVICES

This section sets forth the services to be provided under this Agreement.

2.1    NOC OPERATIONS AND MAINTENANCE

HNS will provide the NOC Operations and Maintenance Services as described in Exhibits A and B.

2.2    SPACE SEGMENT

Dedicated transponder capacity to support the Customer's communication network will be procured by HNS on Ku-band satellites per Customer’s instructions subject to space segment availability. Each satellite is configured with redundant traveling wave tube amplifiers (“TWTAs”), which provide inherent backup capability in the event of a primary TWTA failure.

On a regular basis, HNS will provide the Customer with information available to HNS on the expected life of each satellite used by HNS to provide service to Customer.

The terms specified in Annex 1 to this Exhibit will apply to the space segment to be provided by HNS.

2.3    TRAINING

Training courses are offered periodically and are available to Customer on a reservation basis. HNS reserves the right to cancel a course if the minimum number of students are not preregistered two (2) weeks before the scheduled start of the course. If the Customer cancels a course reservation less than two (2) weeks before the start of the course, the Customer will be charged 50% of the applicable fees. If the Customer does not attend the course and does not cancel the reservation, the Customer will pay the full price for the course (or forfeit its allotted slot, if applicable). Customer must register for training courses by submitting purchase orders. Training courses and associated pricing will be provided from time to time and upon demand.

2.4      REPORTS AND OTHER INFORMATION; REMOTE ACCESS

HNS will provide Customer with read-only access to the following reports via a web-based application in HNS standard formats:

1.	Chronological list of trouble reports summarizing NOC related or customer reported problem(s) and resolution(s) of problems with timed duration of outage. This report will also provide information on HNS’ performance in resolving the problem in accordance with the applicable severity level.

2.	A summary report on network service availability for the preceding month.

3.	Other reports as may be made available in accordance with Exhibit B.

Customer may request other reports and information, which, upon mutual agreement, HNS will provide for an additional fee.

2.5    HNS PROGRAM TASKS

HNS has the overall responsibility for implementation of Customer’s dedicated Network as described in this Agreement. This section details some of the specific tasks that will be the responsibility of HNS during the accomplishment of this work. Section 4.0 notes Customer's responsibilities related to the network implementation.

2.5.1    PROGRAM MANAGEMENT

2.5.1.1  Program Management Team

In order to ensure that work under the Agreement proceeds at the planned rate, HNS will put into place a program management team consisting of experienced professionals in the various areas of expertise required. This team will be headed by a Program Manager to coordinate all HNS resources required for the successful conduct of the work, and to ensure that required coordination takes place between HNS and Customer personnel.

Tasks to be performed by the program management team include:

•	Schedules
•	Status reporting
•	Staffing
•	Subcontractor interface (if applicable)
•	Space segment technical support
•	System configuration
•	Documentation preparation

2.5.1.2    Progress Reports and Status Reviews

HNS will prepare a written progress report each month during the network implementation phase detailing the status of the program. In addition, a program status review meeting will be held weekly during the network implementation,and monthly thereafter, unless otherwise agreed by the parties, to review the most recent progress reports and discuss any particular program problem areas. The scheduling of meetings will be by mutual agreement.

3.0   SERVICE PERFORMANCE

The following provisions shall apply to the HX NOC equipment operated by HNS. HNS will provide Services, and report performance on each set of NOC Equipment operated by HNS. The current sets of NOC Equipment are (a) the Equipment used to support Services in North America, (b) the Equipment located in Russia used to support a Russian aeronautical Service, (c) the Equipment located in Griesheim, Germany (and Intelsat’s Fuchsstadt facility on a temporary basis) used to support Service in the rest of Europe and (d) the Equipment located at SES’s Luxemburg facility used to support the Trans-Atlantic Service.

3.1   Service Performance Standard

HNS will use commercially reasonable efforts to make the Services available (“Service Availability”) *** of the Scheduled Service Time (as defined in Paragraph 3.3 below) for each calendar month of the Term, such that the aggregate number of minutes of Service interruption for the HX NOC for a given calendar month of the Term shall not exceed *** of the aggregate number of minutes of Scheduled Service Time.

*** Confidential treatment requested.

3.2    Service Performance Conditions

HNS will use commercially reasonable efforts to provide the Services in accordance with the Service performance standard set forth in Paragraph 3.1 above. In the event that HNS fails to meet such Service performance standard in any calendar month, as Customer's sole and exclusive remedy, HNS will pay Customer liquidated damages calculated in accordance with Paragraph 3.4 below. A failure to meet the Service performance standard does not constitute a Service interruption for purposes of calculating liquidated damages under this section when due to any of the following causes:

A.	The failure or nonperformance of any Customer-provided facilities or equipment, or third-party facilities or equipment acquired by HNS on behalf of Customer, including any out-of-tolerance earth station conditions not caused by HNS

B.	The fault, negligent act, or negligent failure to act of Customer, its employees, agents, or invitees.

C.	Preventive maintenance and/or other scheduled Service outages (when done pursuant to a preventive maintenance schedule provided by HNS, and reasonably agreed by Customer) as may be necessary to maintain the Services in satisfactory operating condition, to provide additional system capacity, to protect the overall performance of the Services, to protect the overall performance of the Services, or any other such or for any other reasonable cause. For the avoidance of doubt, preventive maintenance schedules in respect of Customer’s own NOC equipment shall be mutually agreed to occur outside of each of Customer’s typical network usage hours.

D.	An event of Force Majeure suspending HNS' performance obligations in accordance the applicable terms of this Agreement.

E.	The unavailability of Services to Customer, pursuant to Federal Communications Commission (“FCC”) rules and regulations published at 47 CFR 64.401, or any applicable agency of any government having authority, during emergency conditions such as major natural or man-made disasters and emergencies involving United States national defense and security.

3.3    Service Interruption

The Services shall be available on a 24-hour per day, 365-days per year basis (the “Scheduled Service Time”). The duration of a Service interruption is measured by the number of hours during the Scheduled Service Time that elapse from the time that a trouble ticket is opened to the time that HNS notifies Customer that the Services have been restored. Customer’s availability for a given calendar month shall be a percentage equal to 100% minus a fraction, the numerator of which shall be equal to the aggregate number of minutes of interruption for Customer's HX NOC Equipment, and the denominator of which shall be equal to the total number of minutes of scheduled Service time for such month.

3.4   Service Interruption Liquidated Damages

***

4.0       CUSTOMER RESPONSIBILITIES

4.1   PROGRAM MANAGER

Customer will designate a primary point of contact for overall coordination of Customer related activities.

4.2    LICENSES

Except for the licenses associated with HNS’s NOC operations, Customer will be responsible for obtaining all necessary licenses from applicable governmental communications and aeronautical authorities for operating the network. For the North American Services, these authorities include the FCC and the FAA. HNS, however, will provide Customer reasonable support in applying for such licenses. Customer shall remain responsible for actually filing all necessary applications and holding and maintaining the licenses.

4.3    CUSTOMER SUPPLIED EQUIPMENT

All Customer-owned Equipment (with the exception of the HX NOC) located at the NOC shall be operated by the Customer including monitoring, control, trouble isolation and resolution. Hughes services pertaining to this Customer-owned equipment shall be limited to installation or replacement of Customer supplied equipment upon request by the Customer.

Customer supplied equipment necessary for HNS to perform system integration and testing shall be in good working order at the time of the system integration.

4.4        CUSTOMER REMOTE EQUIPMENT INSTALLATION, MAINTENANCE AND TROUBLESHOOTING RESPONSIBILITIES

Except for HNS remotely servicing the remote equipment, such as, resetting such equipment, uploading software to such equipment as requested by Customer, or making mutually agreed configuration changes to the remote equipment Customer is responsible for all remote equipment installation, maintenance and troubleshooting and field service issues.

4.5    TEST FACILITY

Customer and HNS shall agree on the requirements of any test lab (in addition to the production NOCs) which might be necessary for the troubleshooting of system performance issues or testing of new software and/or configurations of customer or HNS supplied software or hardware. Once this determination is made, HNS will price any additional resources that are required.

5.0       BASELINE OF CURRENT SERVICES

An outline of the Services currently being provided by HNS under this Agreement is set forth in Exhibit C.

*** Confidential treatment requested.

ANNEX 1

This Annex 1 sets forth certain additional terms and conditions in respect of the provision, sale and use of satellite capacity in support of Row 44’s North American, European, Russian and Trans-Atlantic network, which shall be binding on Row 44 during the period that such capacity is being provided by HNS to Row 44. For purposes of this Annex, Row 44 shall be referred to as the “Customer.”

I.	DEFINITIONS

“Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such Person and any member, director, officer or employee of such Person.

“Authorization” shall mean, the HNS written document which provides technical details such as satellite, transmit frequency and contractual power level for Customer carriers.

“Governmental Communications Authority” shall mean the agency of the applicable governmental entity that control licensing for communications services. In the United States, the applicable Governmental Communications Authority is the FCC.

“Hughes” or “HNS” shall mean Hughes Network Systems, LLC, or any of its Affiliates.

“Laws” shall mean all international, federal, state, local and other laws, rules and other regulations, including without limitation, those issued by the applicable Governmental Communications Authority.

“Non-Preemptible” shall mean transponders or partial capacity that is not protected in the event of a satellite failure but is not subject to preemption to restore any other service.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority, or otherwise.

“Preemptible” shall mean capacity that is not protected in the event of a failure but may be used by HNS and/or the Satellite Operator to recover other carriers or service effected by a satellite failure. HNS shall have the right to immediately preempt or interrupt Customer’s use of Customer’s Capacity in the event that any HNS or the Satellite Operator domestic satellite(s) suffers a failure to meet any applicable performance specifications. This preemption will be for service recovery only and not for business only reasons.

“Satellite” shall mean the Satellite(s) specified in Exhibit C used to provide Services to Customer’s Network.

“Satellite Operator” shall mean (a) Intelsat, in respect of the Horizons 1 Satellite or IS-905 Satellites, (b) SES Americom, in respect of the SES-1 or the AMC- 9 Satellite, (c) Eutelsat, in respect of the E7A or E10A Satellites, (d) Altegrosky or its supplier Gazprom Satellite Systems, in respect of the Yamal Satellites, or, if applicable, (e) SES, in respect of the SES-6 satellite, or (f) any Replacement Satellite of any of the foregoing Satellites from which Customer’s Transponder Capacity is being provided at any given time.

“Transponder(s)” shall mean a specified component of the Satellite which, for a particular frequency band, receives, amplifies, translates frequency and retransmits radio signals. Each Transponder contains one traveling wave tube amplifier (a “TWTA”). Transponder shall also mean, for purposes of this definition, any replacement of alternate components thereof.

“Transponder Capacity” shall mean the capacity on the Satellite for Use by Customer as specified in Exhibit C to this Agreement. Transponder Capacity shall also mean the capacity on a Transponder other than the one specified in Exhibit C, to which HNS or the Satellite Operator directs Customer to move, after notice thereof from HNS or the Satellite Operator, as the case may be.

“Transponder Capacity Failure” shall mean the failure of Hughes to provide Customer’s aggregate Transponder Capacity on a Transponder which meets a saturated downlink EIRP level specified by the Satellite Operator, or such other metric as may be applicable for the particular satellite. Determination that a Transponder Capacity Failure has occurred shall be made by Hughes or the Satellite Operator in its sole discretion using facilities located at the Satellite Operator’s telemetry, tracking and control earth station.

“Usage” or “Use” shall refer to Customer’s (or its uplinking or other agents’) radio transmission to, or utilization of, the Satellite(s) or Customer’s Transponder Capacity.

“User” shall mean the actual owner of a Transponder, including HNS or the Satellite Operator, if there remain any unsold or unleased Transponders, or any permitted lessee, licensee, or assignee of such Transponder, or any entity to which HNS or the Satellite Operator provides services on a Transponder.

II.	CERTAIN UNDERSTANDINGS

1. Ownership of Transponders. Customer understands and agrees that the Satellite Operator is the authorized operator of the Satellite(s). Neither the Agreement nor Customer’s Use of Transponder Capacity shall, or shall be deemed to, convey title or any other ownership interest to Customer in or to any Transponder. Customer acknowledges and agrees (i) that nothing contained in the Agreement shall prevent any sale, mortgage, or encumbrance of the Satellite or any Transponder thereof by the Satellite Operator, (ii) that Customer’s Transponder Capacity is provided on a leased basis and is not being sold to Customer, (iii) that neither any Transponder nor any Satellite, nor any lease thereof nor any interest of any type therein, shall be subject to any claim, prior, subsequent or otherwise, of Customer or its creditors as a result of the Agreement, and (iv) that, as to any Transponder, the rights of Customer under the Agreement will be subject and subordinate to the rights of any purchaser purchasing such Transponder and leasing it back to HNS pursuant to a sale and leaseback transaction.

2.    Control of Satellite. Customer understands and agrees that the Satellite Operator shall control and provide for the operation of the Satellite. Customer agrees that the Satellite Operator shall be responsible for: (i) securing, providing and maintaining the applicable license(s) for the Satellite; (ii) maintaining the Satellite; (iii) complying at all times during the term of the Agreement with all applicable governmental regulations relating to the Satellite.

III.    SERVICE DEFINITION

HNS shall provide authorization for Customer to operate the carriers designated by Hughes and Satellite Operator.

HNS shall provide in writing to Customer a Satellite Capacity Authorization document which will provide all technical elements of the carriers authorized for this capacity. Customer shall make best efforts to operate within the provided authorization.

IV.   CONTINUITY OF SERVICE

1.   Preemption/Interruption of Service. Customer recognizes and agrees that for “Technical or Safety Reason(s)”, which shall include, but shall not be limited to, (1) the protection of the overall health or performance of the Satellite or its Transponders; (2) the prevention of interference or cross-talk; (3) the protection of public safety; or (4) compliance with an order from any applicable Governmental Communications Authority, HNS and/or the Satellite Operator may take the following “Action(s)”: (i) preempt or interfere with Customer’s Use of any Transponder or other component of the Satellite, (ii) reassign TWTAs to different Transponders on the Satellite, or (iii) reassign the frequency assignment of Customer’s Transponder Capacity. Customer acknowledges and agrees that an Action by HNS and/or the Satellite Operator may result in the preemption or interruption of the Use of Customer’s Transponder Capacity. To the extent technically feasible, HNS shall give Customer oral or written notice prior to taking an Action and shall use reasonable efforts to schedule and conduct such Action so as to minimize the disruption of Customer’s Use of Customer’s Transponder Capacity. Customer acknowledges and agrees that if such preemption or interruption occurs, then Customer shall cooperate with and assist HNS during such periods and Customer may be entitled to Service Credits pursuant to Section I.3 of Exhibit A to this Agreement or the termination of the provision of Space Segment Services pursuant to Section VIII below.

2.    Provision of Continuing Service. In the event of a Transponder Capacity Failure, HNS will make best efforts with the Satellite Operator to restore Customer’s Transponder Capacity using a spare component of a Transponder on the Satellite (including a spare traveling wave tube), if available, or if such spare component is unavailable, then by using an alternate Transponder on the Satellite, if available. The availability of such spare component or alternate Transponder on the Satellite, on a permanent or temporary basis, shall be determined by the Satellite Operator.

V.   CUSTOMER OBLIGATIONS

1.    Non-interference and Use Restrictions. Customer’s transmissions to and from the Satellite and its use of the Customer’s Transponder Capacity shall comply with all applicable governmental laws, rules and regulations. Customer will follow established practices and procedures for frequency coordination and will not use the Customer’s Transponder Capacity, or any portion thereof, in a manner which would or could be expected to, under standard engineering practice, harm the Customer’s Transponder Capacity or interfere with the use of or harm any portion of the Transponder from which the Customer’s Transponder Capacity is provided that is not assigned to Customer, any other Transponder, the Satellite, or any other in-orbit satellite or transponder on such satellite. Customer shall also comply with the operational requirements as may be issued by HNS from time to time, in its reasonable discretion.

2.    Permitted Use. The Customer’s Transponder Capacity may be used by Customer solely for transmission of its own or its customers’ digital telecommunications services

3    Compliance With Laws. From the Effective Date and through and during the Term described in Exhibit C, Customer (which includes any and all uplinking or other agents of Customer) shall comply with the terms in this Annex and shall be responsible for complying with, and shall comply with all Laws (including the Obscenity Laws defined below) applicable to it regarding the operation and Use of the Satellite and the Transponders, or Customer’s lease or Use of Customer’s Transponder Capacity (including, but not limited to, the transmission of any programming or material).

4.    Transmission Parameters. Customer transmissions to the Satellite must be within the technical parameters specified by HNS or the Satellite Operator for the transmission type Used and the Transponder Used. If Customer leases Partial Transponder Capacity, Customer shall supply HNS with all information reasonably requested, including but not limited to transmission parameters. Customer shall comply with the Satellite Access Procedures provided by HNS from time to time. Customer’s Use of Customer’s Transponder Capacity shall not interfere with the Use of that or any other Transponder by others and shall not cause physical harm to that or any other Transponder or to the Satellite. In order to minimize interference among various users of the Transponder Capacity, Customer shall notify HNS in a timely manner of Customer’s proposed transmission parameters, including power, frequency, modulation, and such other information as HNS may reasonably request. Customer shall not initiate transmission or change its transmission parameters until written approval of such initiation or change is received from HNS. It is specifically contemplated by HNS and Customer that if Customer requires Partial Transponder Capacity, HNS may initially specify, and later change (upon ten days advance notice to Customer), the operating center frequency of Customer’s carriers in order to place intermodulation products at frequencies which allow for maximum use of the Transponder.

5.   Customer’s Transmitting Terminals. Customer shall be responsible for the provision, installation, operation, maintenance of, and for securing all necessary licenses and/or authorizations for all facilities and equipment not owned or operated by HNS (“Customer-Provided Facilities”), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in this Annex. Customer shall configure, equip, and operate earth terminal facilities and all other equipment used in connection with Customer’s Use of Transponder Capacity to conform to the characteristics and technical parameters of the Satellite as provided by HNS from time to time. Customer shall operate all Customer Provided Facilities with qualified and authorized personnel and in a manner that allows for the immediate cessation of transmission. Upon written or oral notice from the satellite provider that operational or technical reasons necessitate a cessation (as determined by the Satellite Operator in its sole discretion), or that Customer’s Use is in violation of any law, Customer shall immediately cease transmission. HNS shall have the right, but not the obligation, to inspect any Customer-Provided Facilities together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to any of the Customer's Transponder Capacity. HNS will use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Customer shall make the facilities available for inspection at all reasonable times. Customer shall, upon HNS’ request, provide measured proof that any transmissions from Customer-Provided Facilities meet or exceed applicable governmentally imposed requirements.

6.   Third-Party Use. Without implying any right of Customer to permit any third party use of the Customer’s Transponder Capacity, Customer shall be responsible to HNS for any third party use or transmissions that is/are permitted by Customer to the same extent as it would be for Customer’s own use or transmissions and references in this Annex with respect to Customer’s responsibilities to HNS regarding Customer’s use or transmissions shall be interpreted accordingly.

7.   Central Authority. Customer shall furnish prior written notification to HNS of a central authority (and of any change in such authority), which shall have at all times the ability promptly to control Customer’s transmitting facilities used in connection with Customer’s Transponder Capacity. Customer shall coordinate with HNS and the designated entity performing telemetry, tracking and control on the Satellite and shall follow prescribed procedures for the start or end of any transmission.

8.   Cooperation. Customer shall cooperate with HNS in order to facilitate HNS’ provision of Customer’s Transponder Capacity on a continuous basis. For example (and by way of illustration and not limitation), Customer shall cooperate with HNS in trouble determination and fault isolation activities. Customer shall furnish HNS with such relevant information as HNS may reasonably require in order to provide and protect the Transponder(s) used in providing Customer’s Transponder Capacity. Customer shall promptly notify HNS when it believes that a Transponder Capacity Failure has occurred.

9.   Additional Usage Representations and Obligations. Customer has not been convicted for the criminal violation of, and has not been found by any federal, state or local governmental authority with appropriate jurisdiction (collectively, the “Governmental Authority”) to have violated any Laws concerning illegal or obscene program material or the transmission thereof (the “Obscenity Laws”), and Customer is not aware of any pending investigation (including, without limitation, a grand jury investigation) involving Customer’s programming or any pending proceeding against Customer for the violation of any Obscenity Laws. Customer will notify HNS as soon as it receives notification of, or becomes aware of, any pending investigation by any Governmental Authority, or any pending criminal proceeding against Customer, which investigation or proceeding concerns transmissions by Customer potentially in violation of any Law relating to the Use of Customer’s Transponder Capacity, including without limitation, Obscenity Laws. Customer will not Use, or allow the Use of, Customer’s Transponder Capacity for direct distribution of programming to television viewers unless the programming is scrambled such that television viewers can receive the programming only through the use of a decoder authorized by Customer or Customer’s authorized agent.

VI. OUTAGES

1. Failure of Capacity. If, after the commencement date of services hereunder, the Customer’s Transponder Capacity fails to meet the applicable specifications for (a) a cumulative period of ten (10) hours during any consecutive 30-day period, or (b) any period of time following a catastrophic event under circumstances that make it clearly ascertainable that a failure described in clause (a) will occur, the Customer’s Transponder Capacity shall be deemed to have suffered a “Confirmed Failure,” unless such failure is the result of a Force Majeure event, in which event the consequences of such failure shall be governed under said Section. Any such failure(s) must be confirmed by HNS. If confirmed, the failure shall be measured as commencing from the later to occur of (i) Customer’s cessation of use of the affected Customer’s Transponder Capacity and (ii) notice from Customer to HNS of such failure. Any such failure shall be deemed to have ended upon the earlier to occur of (x) Customer’s resumption of use of the Customer’s Transponder Capacity and (y) notice by HNS to Customer that the affected Customer Transponder Capacity meets the applicable specifications.

In the event of a Confirmed Failure of Customer’s Transponder Capacity, HNS or the Satellite Operator shall, as soon as possible and to the extent technically feasible, employ certain redundant equipment units on the Satellite (“Spare Equipment”) on a first-needed, first-served basis as among Customer and other Transponder owners, customers, and users, including without limitation, those who may take service via capacity provided by the Satellite Operator, but who may have no direct right to access the capacity themselves, such as compressed digital channel customers (“Protected Parties”), as a substitute for an equipment unit which has failed; provided, that Customer acknowledges that the Satellite Operator may elect to use “Substitute Capacity” (as provided in below), if available, in lieu of using Spare Equipment.

Customer acknowledges and agrees that the Spare Equipment redundancy plan of the Satellite may require the Satellite Operator to reassign certain SSPAs or TWTAs, as applicable, among Transponders to make use of Spare Equipment. In circumstances in which a spare SSPA or TWTA is required to be employed for any Protected Party and to do so requires a change in the SSPA or TWTA assigned to Customer, Customer shall, on notice from HNS or the Satellite Operator, immediately cease transmitting to the Satellite to allow the SSPA or TWTA that is assigned to its Transponder to be reassigned and a different unit (that meets the Performance Specifications) to be put in its place.

If: (a) the Customer's Transponder Capacity suffers a Confirmed Failure, and (b) the Spare Equipment associated with such Customer's Transponder Capacity is not available or the use of such Spare Equipment would not correct the failure, and (c) equivalent capacity on another Transponder meeting the Performance Specifications (the "Substitute Capacity"), is available and its use by Customer in accordance with the Satellite Operator’s Operational Requirements is not predicted to interfere with the use or rights of others using the Satellite, in each case as determined by the Satellite Operator, acting in good faith, then the Satellite Operator, as soon as possible and to the extent technically feasible, employ such Substitute Capacity for the Customer's Transponder Capacity to satisfy HNS’ obligations under the Agreement. In the event such Substitute Capacity for the failed Customer's Transponder Capacity is deployed, such Substitute Capacity shall be deemed to be Customer's Transponder Capacity for all purposes under the Agreement.

In the event that two or more Transponders on the Satellite simultaneously fail to meet their respective service or performance specifications and Spare Equipment or Substitute Capacity is available for some, but not all of the affected capacity, then the allocation of such Spare Equipment or Substitute Capacity shall be determined by the Satellite Operator. As used in this Section, the term "simultaneously" shall be deemed to mean occurring within a 24-hour period.

2.   Service Credits. In the event of a “Confirmed Outage” of Customer’s Transponder Capacity which Outage results in the Service Performance Standard specified in Section 3 of Exhibit A not being met, Customer shall be entitled to Service Credits in accordance with the provisions of said Section 3.

3.   Replacement of Satellite and/or Communications Payload. During the Term specified in Exhibit C, HNS or the Satellite Operator may replace the Satellite or one of its communications payloads (e.g. Ku -band) with another satellite (a “Replacement Satellite”) at the same orbital location or at such other orbital location to which such Replacement Satellite may be authorized by the applicable Governmental Communications Authority to be located. In such circumstances, provided there is available substantially comparable substitute capacity on the Replacement Satellite, HNS shall provide such capacity to Customer (the “Replacement Capacity”) and the Agreement shall continue with such Replacement Capacity in lieu of the capacity originally provided for the remainder of its scheduled Capacity Term. The Replacement Capacity shall be deemed substantially comparable if the performance specifications for the Replacement Capacity (the “Replacement Performance Specifications”) have materially the same or better coverage and performance than the original specifications. HNS shall use all reasonable efforts to minimize any disruption of operations while the Customer’s Transponder Capacity is being transferred from one satellite to the other and Customer may be entitled to Service Credits during any period that the Customer’s Transponder Capacity may be unavailable from both satellites. In the event of a replacement of Customer’s Transponder Capacity under this Section, all references in this Annex to the Satellite, Customer’s Transponder Capacity shall thereafter be deemed to refer to the Replacement Satellite. In the event that the Replacement satellite cannot be served via an existing Hughes RFT, Hughes will provide pricing for an additional RFT if feasible or alternative teleport approach if available.

VII. INDEMNIFICATION

1.	Indemnification.

a)	Customer shall indemnify and save HNS and the Satellite Operator harmless from all claims, liabilities losses, costs or damages, including attorneys fees and costs, arising out of (i) Customer’s Use of Customer’s Transponder Capacity pursuant to this Annex, including, without limitation, Customer’s violation or alleged violation of any of the Laws, including without limitation, the Obscenity Laws described in Section V or any actual or alleged libel, slander, obscenity, indecency, infringement of copyright, breach in the privacy or security of transmissions; (ii) Customer’s breach of its obligations under the Agreement; (iii) any disputes between or among Customer and its transmission recipients or its programs or other transmission content suppliers; or (iv) any claims made under any warranty, representation or statement by Customer to any third party concerning Customer’s Transponder Capacity.

b)	Customer shall pay all expenses (including attorneys’ fees) incurred by HNS in connection with all legal or other formal or informal proceedings concerning claims of third parties arising out of or related to the items specified in Section 1(a) above, and Customer shall satisfy all judgments, costs, or other awards which may be incurred by or rendered against HNS.

c)	HNS shall have the sole right of defense in any legal or other formal or informal proceedings concerning claims of third parties, provided, however, that HNS shall conduct such defense with legal counsel reasonably satisfactory to Customer. Customer shall pay any settlement of any such claim or legal or other formal or informal proceeding, but Customer shall not agree to any settlement of any third party claim without first giving thirty (30) days prior written notice of the terms and conditions of such settlement to HNS and obtaining HNS’ written consent to such settlement.

2.	Injunctive Relief

a)	HNS’ Right to Injunctive Relief. In order to protect against or prevent violations of Laws or to protect the Satellite, other satellites and/or the transponder capacity or other Users (including HNS) from interference or other similar breaches of the Agreement, HNS shall have the right immediately to obtain injunctive relief, including a temporary restraining order on notice of four (4) hours or more to Customer, to prevent Customer from breaching, or to compel Customer to perform, its obligations under the Agreement.

b).	Customer’s Right to Injunctive Relief. In order to protect Customer’s right to Use Customer’s Transponder Capacity from a wrongful termination by HNS pursuant to Section VIII below, or a wrongful denial by HNS of Customer’s access pursuant to Section VIII, Customer shall have the right immediately to seek injunctive relief, including a temporary restraining order on notice of four (4) hours or more to HNS, if any such wrongful termination or denial of access occurs.

4.	Right to Deny Access.

a)	If Customer violates any provision of this Annex, and, following notice from HNS, continues to violate any such provision, then in addition to its other rights hereunder, HNS shall have the immediate right to prevent Customer from accessing Customer’s Transponder Capacity to the extent, but only to the extent necessary and for the time necessary to prevent such breach from continuing.

b)	If, in connection with Using Customer’s Transponder Capacity,

i)	Customer is convicted under any Obscenity Law or has been found by any Governmental Authority to have violated any such law;

ii)	based on any Use of Customer’s Transponder Capacity by Customer, HNS is indicted or otherwise charged as a criminal defendant, or is convicted under any Obscenity law, or becomes the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or any Governmental Authority seeks a cease and desist or other similar order or filing;

iii)	the applicable Governmental Communications Authority has issued an order initiating a proceeding to revoke HNS or the Satellite Operator’s authorization to operate the Satellite;

iv)	HNS obtains a court order pursuant to this Section, or a court or Governmental Authority of competent jurisdiction orders HNS to deny access to user or orders user to cease transmission; or

v)	HNS receives notice (the “Illegal Programming Notice”), written or oral, from a Governmental Authority that such authority considers Customer and/or any other user’s programming to be in violation of Obscenity Laws (the “Illegal Programming”), and that if HNS does not cease transmitting such Illegal Programming, then HNS and/or its parent or affiliates and/or any of their executives will be indicted or otherwise charged as a criminal defendant, will become the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or that such Governmental Authority will seek a cease and desist or other similar order or filing (with HNS being obligated, to the extent permitted by law, to provide Customer with a copy of such Illegal Programming Notice, if written, or with other verification, including the details thereof, if oral);

then, upon written notice from HNS to Customer (the “Denial of Access Notice”), which may be oral directed to Customer, Customer shall cease using Customer’s Transponder Capacity, immediately, in the case of a denial of access pursuant to subparagraphs (i), (ii), (iii) or (iv) above, or within 24 hours following receipt of such notice, in the case of a denial of access pursuant to subparagraph (v), above; and if user does not voluntarily cease using such capacity at the appropriate time, then HNS shall have the right to take such steps as they may deem necessary to prevent user from accessing Customer’s Transponder Capacity. Provided, however, that if user has more than one programming service, then the denial of access by HNS shall apply only to the Transponder used to provide the illegal Programming Service; and provided further, however, that if, upon receipt of the Denial of access Notice from HNS, user does not immediately cease transmission of such Illegal Programming Service, then HNS shall have the right to take such steps as they deem necessary to prevent user from accessing the Transponder used to transmit such Illegal Programming Service (and if, thereafter, Customer transmits such Illegal Programming Service using any of Customer’s Transponder Capacity, then HNS shall have the immediate right, without further notification, to take such steps as HNS deems necessary to prevent Customer from accessing any of Customer’s Transponder Capacity). As used herein, “user” shall mean Customer and any person to whom Customer transfers all or part of its right to Use Customer’s Transponder Capacity, including without limitation, a sublessee, licensee or assignee.

VIII. TERMINATION OF SPACE SEGMENT SERVICES

The provisions of the Agreement relative to Space Segment Services shall terminate automatically upon the End Date specified in Exhibit C, unless terminated earlier pursuant to one of the following paragraphs:

1. Events of Customer Default. In the event that an Event of Customer Default, as defined in the Agreement, occurs, then HNS may, by giving written notice thereof to Customer, terminate the provisions of the Agreement relative to Space Segment Services as of a date specified in such notice of termination. In the event that HNS terminates the Agreement for any such reason, in addition to all of HNS’ other remedies at law or in equity, HNS may declare immediately due and payable a “Termination Fee” equal to the monthly fees remaining unpaid over the balance of the term of the Agreement.

Further, in such event, HNS shall be entitled to use the Customer's Transponder Capacity for whatever purpose HNS sees fit and Customer shall not be entitled to any equitable relief with respect to such use or any refund of amounts paid to HNS. Customer acknowledges that HNS’ rights set forth in this section: (i) are reasonable under all of the circumstances existing as of this date; (ii) constitute liquidated damages for the loss of a bargain; and (iii) do not constitute a penalty.

2. Termination for Transponder Capacity Failure. If a Transponder Capacity Failure continues uninterrupted for more than ten (10) consecutive days, or such other period as is mutually agreed upon in writing by HNS and Customer, then the provisions of the Agreement relative to Space Segment may be immediately terminated by either party by written notice to the other delivered on or before the thirtieth day after the calendar day on which the Transponder Capacity Failure began. If so terminated, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated transponder capacity and HNS shall have no other or further liability to Customer.

3. Termination for Removal of Satellite. If, during the Term, the Satellite Operator or HNS, in their sole discretion, (1) determines that it is necessary to remove the Satellite from operation and (2) does not elect to provide equivalent replacement capacity to Customer at the same orbital slot as was previously occupied by the Satellite, then it is understood and agreed that upon removing the Satellite from its assigned orbital location, HNS shall have no further obligations to Customer relative to the provision Space Segment under in respect of that Satellite under the Agreement; provided, however, that until the Satellite is removed, HNS shall continue to make available Customer’s Transponder Capacity as provided for herein. HNS will, to the extent possible, provide Customer with ninety (90) days’ notice prior to the disposition of the Satellite. Upon any termination of the Agreement pursuant to this Section, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated Transponder Capacity. Except as set forth in the preceding sentence, HNS shall have no liability to Customer upon such termination.

EXHIBIT B

TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

NOC OPERATIONS, MAINTENANCE AND TECHNICAL SUPPORT SERVICE

EXHIBIT B

A.    SCOPE

Exhibit B defines the work to be performed by HNS (HNS) to provide HX NOC operations, maintenance and technical support services for the North America, Europe, Russia and Transatlantic networks

HX NOC operations and maintenance services consists of operating and maintaining the Customer’s dedicated HX NOC facilities installed at the Las Vegas NOC for North America, the Griesheim and Fuchsstadt NOCs for Europe, the Bear Lake NOC for Russia, and the Luxemburg NOC for Transatlantic.

1.0  Support Services

Hub and network operations centers are staffed 24 hours per day, 365 days per year, with technical support personnel.  In the event of any failure of any Customer-owned HX NOC Equipment, HNS will replace the failed item with a redundant or spare component from the Customer’s spare inventory, and will, following receipt of the failed item, repair the failed item on average within: thirty (30) days for HNS manufactured equipment and within forty five (45) days for equipment manufactured by a third party.  HNS will then return the repaired item to the Customer’s spare inventory in accordance with procedures to be developed by the parties.

Technical systems and software support will be provided for operational problems by HNS. Technical support services are those services, related to the isolation and resolution of problems occurring within the Hughes supplied equipment and software. Customer is responsible for isolation and troubleshooting of aeronautical terminal problems., except that HNS will provide status monitoring of the remote terminals. The operational status of each remote terminal (active or inactive) will be accessible to Customer via the network management system.

The various technical support services that will be provided to Customer as part of this Maintenance Agreement are described below.

•	NOC and system level support 24 hours per day, seven days per week. In the event of a NOC operational issue, HNS will open a Customer Case Record (CCR) and notify the customer of the event. Periodic updates will be made to the ticket which track major problem isolation steps and results.
•	Customer shall be provided with a URL and a Username/Password that will enable them to read their CCRs via the Internet. This access will also show the last 60 days of activities (tickets opened/closed) and provides a means of commenting back to the assigned support engineer or HNS management.
•	HNS will provide Customer Service Bulletins (CSBs) periodically to notify Customer of problems that have been reported with the system, the current correction status of these problems and/or operational procedures to provide a work around to the problems. CSBs also provide additional information, not available in the current system documentation.
•	Upgrades to the current version of software within the Customer’s Hub equipment will be made as necessary to incorporate bug fixes. Update schedules will be mutually agreed with the Customer.
•	HNS will provide the Customer with updates to the standard system documentation via the internet web site and/or on a CDROM
•	Customer access to the HX network management system for terminal related monitoring, maintenance and diagnostic functions such as: terminal commissioning support, display of terminal status, display of terminal link statistics, and terminal reset commands. Remote terminal software downloads or configuration changes will be the responsibility of HNS.

•	HNS will provide Customer access to the HX network management system for the monitoring of alarm conditions with respect to the HX NOC equipment (but not the NOC components that are on the shared platform). Any NOC related software downloads or configuration changes will be the responsibility of HNS.

2.0 Problem Severity Levels

When a CCR is opened a severity level is assigned based upon the impact or potential impact of the problem. The various severity level designations are described below.

Severity 1:	Network down
Severity 2:	Problem that will cause a severity 1 circumstance if not corrected
Severity 3:	Recurring operational problem
Severity 4:	Technical questions / future release request / software upgrades
Severity 5:	Single event problem with minor impact
Severity 6:	Currently used for advance warranty issues if applicable
Severity 7:	Problems that will be resolved in a future software release.

The specific severity level definitions, actions, and escalation timeframes for critical problems (severity level 1 through 3 are described below.

2.1    Severity Level 1 - Network down

A network may be declared down if either:

(a)	50% or more of the remote sites are not communicating
(b)	50% or more of the remote connections fail.

The goal is to have the network restored within one (1) hour of the event. The following are the escalations for Severity Level 1:

Level	Time CCR Opened	Responsibility	Action

1	0 hr	Network Operator	Open CCR, document problem, notify section supervisor.
2	0 hr	Network Engineer	Work to resolve the problem.
3	0 hr	Section Manager	Support network engineer and obtain additional resources as required. Inform network engineering management and program manager as appropriate.
4	1 hr	Network Engineering Director, Program Manager	Network engineering director determines if development engineering involvement is necessary and reviews the situation with the program manager. Program manager reviews the situation with the Customer.

5	1 hr	Sr. Director of Network Engineering	The senior director examines the situation and provides additional resources if required, estimates the time to resolution, and escalates to senior management.
		Senior Vice President	SVP examines the actions taken, determines if additional resourcs are required, reviews the status and next steps with the Customer’s executives.
		QA War Room Exec VP	QA war room reviews the overall actions, determines if additional actions are required, advises the executive vp and the OOTC of the status, and determines whether process changes are required.

2.2    Severity Level 2 - Condition exists that has a major negative impact on the customer or if left unchecked could result in a severity level 1 event

Examples of this are:

(a)	Loss of redundancy
(b)	Continuous connectivity problems
(c)	Failure of a previously implemented protocol or application.
(d)	Failure of a newly applied patch or fix to an existing problem.

The goal is to address the problem within 4 hours with a work-around, patch, parts replacement or an alternative plan that has been agreed with by the Customer. If the original problem is resolved with a temporary fix the original CCR is to be closed and a second CCR opened at a lower severity level to track the ongoing problem resolution.

Level	Time CCR Opened	Responsibility	Action
1	0 hr	Network Operator	Open CCR, document problem, notify section supervisor.
2	1 hr	Network Engineer	Work with Customer to resolve the problem.
3	4 hr	Section Manager	Support network engineer and obtain additional resources as required. Inform network engineering management and the program manager as appropriate.
4	6 hr	Network Engineering Director, Program Manager	Network engineering director determines if development Engineering involvement is necessary and reviews the situation with the program manager. The program manager reviews the situation with the Customer.

5	12 hr	Sr. Director of Network Engineering	The Sr Director examines the situation, provides additional resources if required, estimates the time to resolution and escalates to senior management.
		Senior Vice President	SVP examines the actions taken, determines if additional resources are required, and advises Customer executives as to status and next steps.
7 & 8	48 hrs	QA War Room, Executive VP	QA war room determines if additional actions are required, advises the executive vp and the OOTC of the status, and determines whether process changes are required.

2.3    Severity Level 3 - Reoccurring operational issue with moderate impact

Examples are daily events including the following:

a) Hub component resets

b) Remote resets due to HNS system issue

c) Improper implementation of a new protocol or feature

The goal is to address the condition within 10 Days with either a patch or a final fix acceptable to the customer. If the solution is temporary, the original CCR will be closed and a new severity level 7 CCR will be opened to track planning and implementation of the permanent solution.

Level	Time CCR Opened	Responsibility	Action
1	0 hr	Network Operator	Open CCR, document problem, and notify section supervisor.
2	8 hr	Network Engineer	Work with Customer to resolve the problem.
3	4 d	Section Manager	Obtain additional resources as required, inform network engineering management and program manager as appropriate.
4	5 d	Network Engineering Director	Network engineering director reviews the situation with development engineering and the program manager if appropriate. Program manager reviews the situation with the Customer.
5	6 d	Sr. Director of Operations Support	The senior director examines the situation and determines if additional resources are required, estimates the time to resolution, and escalates to senior management.
		Senior Vice President	SVP examines the actions taken, determines if additional resources are required, and advises Customer’s executives of status and next steps.

3.0 SERVICE LIMITATIONS

The Technical Support Services are offered with the limitations outlined in this section.

Technical Support Services do not include support and service for the following:

1)	Service and repair of software, equipment accessories, attachments, or any other devices not specifically purchased by Customer under the Master Purchase Agreement.

2)	Servicing Equipment and Software that has been changed, modified, or altered other than by means of approved upgrades and configuration changes.

4.0    CUSTOMER RESPONSIBILITIES

4.1    FAULT ISOLATION AND PROBLEM DETERMINATION

Customer shall maintain a technical staff with the capability of performing airborne terminal fault isolation and problem determination. Further, the Customer's trained staff shall be readily accessible by phone during periods when the Customer requests Technical Support. The Customer's staff shall assist HNS personnel in system troubleshooting, fault isolation, and problem determination to the extent requested.

4.2     SPARES

Customer should purchase and maintain the HNS recommended complement of spares.

EXHIBIT C

TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

OUTLINE OF CURRENT SERVICES AND PRICING

EXHIBIT C

1.     cURRENT CHARGES FOR nOC oPERATIONS, Maintenance and ancillary services.

A.	Charges for Intra-North America

Description	Price

Applicable for 8 NOCs

Includes:

• Hub Equipment and SW Maintenance

• Hardware Baseband Repair

• Use of HNS RFT

• Tier 3 System Support

• Network Engineering

• Program Management

• NOC Operations

• Rack Space (*** Racks)

***
Rack Space at ***/rack/month	***
Internet Access (*** at *** per month)	***

B.	NOC-Related Charges for European Services (excluding Russia)

Description	Price
NOC Operations and Maintenance for *** of capacity on W2A/E10A Satellite	***
Special NOC O&M Discount	***
NOC O & M charges for *** of capacity on the W3A/E7A satellite	***
NOC Operations and Maintenance for *** of capacity on the IS-905 Satellite for the period up to the date of activation of the second outroute on the Griesheim NOC	*** ***
NOC Operations and Maintenance for *** of capacity on the IS-905 Satellite from the date of activation of Griesheim NOC through 12/31/18	*** ***
Uplinking charge for first outroute of IS-905 capacity through the date that the Griesheim NOC is activated	***
Uplinking charge for second outroute of IS-905 capacity through the date that the second outroute on the Griesheim NOC is activated	***
Uplinking set up for second outroute of IS-905 capacity if outroute is activated prior commissioning of Griesheim NOC (previously completed and paid)	***

*** Confidential treatment requested.

Uplinking fee from Griesheim NOC for first outroute (charge commences on date of activation of Griesheim NOC and continues through 12/31/18)	***
Uplinking fee from Griesheim NOC for second outroute (charge commences on date of activation of second outoute from Griesheim NOC and continues through 12/31/18)	***
Co-location fee for Fuchsstadt RFT (applicable until date Griesheim NOC is activated)	***
*** backhaul circuit (charge commences from availability date of fiber backhaul through the latter of (a) 12 months from date this service commenced, or (b) the date that services from Fuchsstadt are no longer required)	***
Backhaul setup fee	***
*** VPN backhaul between Fuchsstadt and Griesheim (through date of availability of fiber backhaul) (if applicable, charge will continue through the date that Services from Fuchsstadt are no longer required) (Notwithstanding the foregoing, the amount above shall be increased to *** for such period)	***
Rack Space (*** racks with second outroute installed) at ***/rack/month	***
Internet Access (***)	***

C.	NOC Related Charges for Transatlantic Services

Description	Price
NOC Operations and Maintenance for SES-6 capacity	***
Teleport Facilities Charge When total of Outroute bandwidth is *** or less When total of Outroute bandwidth is more than ***	*** ***
Co-location of Racks at *** per Rack (*** racks currently in use)	***

Backhaul

Dedicated Circuit

▪ *** dedicated circuit

▪ One time Setup Fee

VPN Backup (option*)

▪ *** VPN

▪ One Time Setup Fee

▪ Usage cap: *** average usage over *** days (Additional fees apply over *** average)

• *VPN Backup Option is subject to a separate purchase order between the Parties.

• ** The pricing listed is budgetary and subject to change depending on the purchase order requirements

*** *** *** ***

*** Confidential treatment requested.

D.	NOC Related Charges for Russian Services

Description	Price
NOC Operations and Maintenance for NOC Equipment at Altegrosky Facility Incremental price for between *** and ***	*** ***
Co-location of HX NOC Rack	Included in NOC O&M charge
VPN Backhaul (***)	***
Router Maintenance	Included

2.    cURRENT CHARGES FOR SPACE SEGMENT services.

A.	Space Segment Charges for Intra-North America Services

Satellite	Amount of Capacity	Term	Total Price
AMC-9	***	Through 12/31/13	***
AMC-9	***	1/1/14 to 12/31/14	***
AMC-9	***	1/1/15 to 12/31/15	***
AMC-9	***	Through 12/31/15	***
AMC-9	***	1/1/16 to 12/31/20	***
SES-1	***	Through 12/31/13	***
SES-1	***	1/1/14 to 12/31/14	***
SES-1	***	1/1/15 to 12/31/15	***
SES-1	***	Through 12/31/15	***
SES-1	***	1/1/16 to 12/31/20	***
Horizon-1	***	Through 12/31/13	***
Horizon-1	***	1/1/14 to 12/31/14	***
Horizon-1	***	1/1/15 to 12/31/15	***

*** Confidential treatment requested.

B.	Space Segment Charges for European Services (excluding Russia)

Satellite	Amount of Capacity	Term	Total Price
W3A/E7A	***	Through 12/31/14	***
W2A/E10A	***	Through 12/31/13	***
IS-905	***	Through 12/31/13	***
IS-905	Special Discount	Through 12/31/13	***
IS-905	***	Through 12/31/13	***
IS-905	***	1/1/14 to 12/31/18	***
IS-905	***	1/14/14 to 12/31/18	***
IS-905	Deferred Bandwidth Charge	1/1/14 to 12/31/18	***
IS-905	Special Discount	1/1/14 to 12/31/18	***

C.	Space Segment Charges for Transatlantic Service

Satellite	Amount of Capacity	Term	Total Price
SES-6 (East Beam)	***	Through 2/28/14	***

SES-6 (East Beam)	***	From 3/1/14 to 11/30/14	***

SES-6 (East Beam)	***	From 12/1/14 to 7/31/16	***

SES-6 (West beam	***	Through 2/28/14	***

SES-6 (West beam)	***	3/1/14 11/30/14	***

SES-6 (West beam)	***	12/1/14 to 7/31/16	***

*** Confidential treatment requested.

D.	Space Segment Charges for Russian Service

Satellite	Amount of Capacity	Term	Total Price
Yamal 300	***	Through approx. 1/1/14	***

Yamal 300	***	TBD	***

Pricing Notes for Russia:

A)	Additional charges will apply in the event that more than *** of capacity is required
B)	Pricing may be subject to 18% Russian VAT
C)	***
D)	In the event that Customer’s application of providing Internet Access service to commercial aircraft is not performing satisfactorily, even though the satellite capacity herein provided has not experienced a Transponder Capacity Failure, as defined above, e.g., the Customer’s terminal cannot maintain commissioned power levels within *** or the Customer’s terminal cannot maintain operation successfully at ***, the parties will take the following steps:
i.	The parties will meet to discuss the problem and determine if there are any technical or operational steps that may be taken to promptly resolve the problem;
ii.	In the event that the foregoing alternative is not available, the parties will attempt to determine if an alternate satellite is available which will provide the performance characteristics required by Customer.
iii.	Further, in the event that neither of the foregoing alternatives are available, the parties will exercise good faith efforts to reach a business solution which minimizes, to the extent reasonably practicable, each parties costs and financial exposure.

*** Confidential treatment requested.

EXHIBIT D

TO

AMENDMENT AND RESTATED MASTER SERVICES AGREEMENT

FORM OF SERVICE ORDER

Exhibit D

Form of Service Order

This Service Order # ("Order #) is made and entered into as of __________ ___, 20___ (the "Order # Effective Date") by and between Hughes Network Systems, LLC (HNS), and Row 44, Inc. "Customer") and forms a part of and is incorporated by reference into that certain Amended and Restated Master Services Agreement by and between the parties dated as of December 31, 2013 (the "Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

1.	Description of Services to Be Performed:

The Services to be performed by HNS are those specified below:

Category of Services	General Description
Space Segment	(Insert amount of capacity, and satellite name)
NOC Operations	(insert description)
Rack Hosting	(insert description)
Backhaul	(insert description)
Other Services	(insert description)

2.	Term/Time Frames:

(insert description)

3.	Applicable Rates, Charges and Payment Terms:

See Table Below

Services	Monthly Charge	Invoicing Interval
Space Segment	(Insert Amount)	Monthly
NOC Operations	(Insert Amount)	Monthly
Rack Hosting	(Insert Amount)	Monthly
Backhaul	(Insert Amount)	Monthly
Other Services	(Insert Amount)	Monthly

4.	Applicable Terms and Conditions

(insert any special terms)

IN WITNESS WHEREOF, the parties hereby execute and deliver this Agreement as of the Effective Date.

Hughes Network Systems, LLC	Row 44, Inc.

By:	By:

Title:	Title:

Date:	Date:

SCHEDULE 1

REQUIRED END-USER AGREEMENT TERMS AND CONDITIONS

As specified in Section 9 of this Agreement, this Attachment contains the terms and conditions which Customer, or its airline customer, must incorporate, in pertinent part, into its End-User Agreements with its customers.

PROHIBITED CONDUCT

You agree not to use the Service as follows: (a) for any unlawful, improper or criminal purpose or activity; (b) to post or transmit information or communications that, whether explicitly stated, implied, or suggested through use of symbols, are libelous, defamatory, invasive of another person’s privacy, sadistic, cruel, or racist in content; or which espouses, promotes or incites bigotry, hatred or racism; or which might be legally actionable for any reason; (c) hurts minors in any way; (d) forge headers or otherwise manipulate identifiers in order to disguise the origin of any content transmitted through the Service; (e) intentionally or unintentionally violate any applicable local, provincial, state, national or international law, including, but not limited to, rules, orders and regulations having the force of law; (f) to attempt to access or access the accounts of others, to spoof or attempt to spoof the URL or DNS address, or to attempt to penetrate or penetrate our security measures or other entities' systems ("hacking") whether or not the intrusion results in corruption or loss of data; (g) to bombard individuals or newsgroups with uninvited communications, data or information, or other similar activities, including but not limited to "spamming", "flaming" or denial or distributed denial of service attacks; (h) to transmit unsolicited voluminous emails (for example, spamming) or to intercept, interfere with or redirect email intended for third parties using the Service; (i) to introduce viruses, worms, harmful code and/or Trojan horses on the Internet; (j) to post information on newsgroups which is not in the topic area of the newsgroup; (k) to interfere with another person's usage or enjoyment of the Internet or this Service; (l) to post or transmit information or communications that are defamatory, fraudulent, obscene or deceptive, including but not limited to scams such as "make-money-fast" schemes or "pyramid/chain" letters; (m) to damage the name or reputation of Service Provider or its subcontractors, or any of their respective parents, affiliates and subsidiaries, or any third parties; (n) to transmit confidential or proprietary information, except solely at your own risk; (o) to violate our or any third party's copyright, trademark, proprietary or other intellectual property rights, including trade secret rights; (p) to generate excessive amounts (as determined in our sole discretion) of Internet traffic, or to disrupt net user groups or email use by others; (q) to engage in activities designed to or having the effect of degrading or denying Service to other users or others (including activities that compromise a server, router, circuit or software; (r) to use any name or mark of Service Provider Hughes Network Systems, or their respective parents, affiliates or subsidiaries, as a hypertext link to any Web site or in any advertising publicity or other commercial manner; (t) to use the Service or the Internet in a manner intended to threaten, harass, or intimidate others; (u) to cause the screen to "scroll" faster than other subscribers or users are able to type to it, or any action that has a similar disruptive effect, on or through the Service; (v) to use the Service to disrupt the normal flow of online dialogue, (w) to use the Service to violate any operating rule, policy or guideline of any other online services provider or interactive service; (x) to attempt to subvert or to aid third parties to subvert, the security of any computer facility or system connected to the Internet; (y) to impersonate any person or using a false name while using the Service; (z) to install "auto-responders," "cancel-bots" or similar automated or manual routines which generate excessive amounts of net traffic, or disrupt net user groups or email use by others; (aa) to make false or unverified complaints against any subscriber, or otherwise abusing any of our complaint response procedures; (bb) to export software or any information in violation of US export laws; or (cc) to use the Service in contravention of the limitations of the pricing plan you have chosen.

ILLEGAL PURPOSES

You agree not to use the Service nor any of its elements or related facilities or capabilities to conduct any business or activity, or solicit the performance of any activity, which is prohibited by or would violate any applicable law, rule, regulation or legal obligation.

OTHER OBLIGATIONS RELATING TO CONTENT

You agree we do not, and we shall not without cause, pre-screen content transmitted by you over the Service, but we shall have the right (but not the obligation) in our sole discretion to refuse or move any such content that is available via the Service, including without limitation any content that violates the terms of this Agreement or is otherwise objectionable. You agree to evaluate, and bear all risks associated with, the use of any content, including any reliance on the accuracy, completeness, or usefulness of such content, and acknowledge that you may not rely on any content created by, or submitted to, ourselves.

You agree we may preserve and disclose content if required to do so by law or in the good faith belief that such preservation or disclosure is reasonably necessary to: (a) comply with legal process; (b) enforce the terms of this Agreement; (c) respond to claims that any content violates the rights of third-parties; or (d) protect the rights, property, or personal safety of Service Provider, its users and the public.

RESERVATION OF RIGHTS

We reserve all copyrights and other rights in and to any content available through the Service which is identified as, claimed by us as, or known by you to be, proprietary to us (or our licensors). The content on the Service is protected under applicable copyright law, including as a collective work. All copying, modification, distribution, publication or other use by you, or by any user of your account, of any such content or other works is prohibited, except as expressly permitted by ourselves.

NO ENDORSEMENT

We do not endorse or in any way vouch for the accuracy, completeness, truthfulness or reliability of any service, opinion, advice, communication, information or other content on or made available through the Service. None of such content should be construed or understood to constitute or reflect the views or approval of Service Provider or any of the subcontractors, subsidiaries or affiliates. We do not recommend that such content be relied on for reaching important decisions or conclusions without appropriate verification and, as appropriate, professional advice.

INTERNET

YOU ACKNOWLEDGE THAT INTERNET SITES, AND USE OF THE INTERNET, MIGHT CONSIST OF, INCLUDE AND/OR PROVIDE ACCESS TO IMAGES, SOUND, MESSAGES, TEXT, SERVICES OR OTHER CONTENT AND MATERIAL THAT MAY BE UNSUITABLE FOR MINORS AND THAT MAY BE OBJECTIONABLE TO MANY ADULTS. YOU ACKNOWLEDGE THAT WE ARE NOT RESPONSIBLE FOR ANY SUCH CONTENT OR MATERIAL AND AGREES THAT ACCESS TO SAME THROUGH USE OF THE SERVICE IS AT YOUR SOLE RISK. The reliability, availability, legality, performance and other aspects of resources accessed through the Internet are beyond our reasonable control and are not in any way warranted or supported by ourselves or our third party contractors. You acknowledge that safeguards relative to copyright, ownership, appropriateness, reliability, legality and integrity of content may be entirely lacking with respect to the Internet and content accessible through it. You confirm that you assume all risk and liability of any use of the Internet through your account, including your continuous compliance with the Subscriber Agreement.

DISCLAIMER OF WARRANTIES, LIABILITY AND RESPONSIBILITY

YOU EXPRESSLY AGREE THAT USE OF THE SERVICE IS AT YOUR SOLE RISK. NEITHER WE NOR ANY OF OUR INFORMATION OR CONTENT PROVIDERS, SERVICE PROVIDERS, LICENSORS, EMPLOYEES OR AGENTS WARRANT THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE; NOR DO WE OR ANY OF OUR INFORMATION OR CONTENT PROVIDERS, SERVICE PROVIDERS, LICENSORS, EMPLOYEES OR AGENTS MAKE ANY WARRANTY AS TO THE RESULTS TO BE OBTAINED FROM USE OF THE SERVICE, INCLUDING ANY MINIMUM UPLOAD OR DOWNLOAD SPEEDS. THE SERVICE IS DISTRIBUTED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, EXCEPT FOR THOSE WARRANTIES, IF ANY, WHICH ARE IMPLIED BY, AND INCAPABLE OF EXCLUSION, RESTRICTION OR MODIFICATION UNDER, THE LAWS APPLICABLE TO THIS SUBSCRIBER AGREEMENT. WE EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY THAT THE SERVICE WILL BE ERROR FREE, SECURE OR UNINTERRUPTED OR OPERATE AT ANY MINIMUM SPEED. NO ORAL ADVICE OR WRITTEN INFORMATION GIVEN BY OURESELVES, OUR EMPLOYEES, DEALERS, AND LICENSORS OR THE LIKE SHALL CREATE A WARRANTY; NOR SHALL YOU RELY ON ANY SUCH INFORMATION OR ADVICE. IN ADDITION, WE FURTHER DISCLAIM ANY LIABILITY OR RESPONSIBILITY FOR THE TIMELINESS, DELETION, MIS-DELIVERY, NON-DELIVERY OR FAILURE TO STORE OR ACCURATELY STORE, ANY E-MAIL OR OTHER COMMUNICATIONS, ADDRESSES OR PERSONALIZATION SETTINGS.

IN PARTICULAR, BECAUSE WE MAY PROVIDE ITS SUBSCRIBERS WITH ELECTRONIC ACCESS TO THE CONTENT AVAILABLE ON THE SERVICE, WHICH CONTENT MAY BE ORIGINATED BY INDEPENDENT PUBLISHERS AND/OR PROVIDERS AND WHICH CONTENT IS NOT AUGMENTED BY OURSELVES, WE CANNOT AND DO NOT WARRANT THE ACCURACY OF ANY OF THE INFORMATION AS ORIGINATED BY SAID INDEPENDENT PUBLISHERS AND/OR PROVIDERS, AND WE SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER FOR ANY ERRORS, OMISSIONS, OR INACCURACIES RELATING THERETO. IF DEFECTIVE, YOU - NOT OURSELVES, OUR DEALERS, DISTRIBUTORS, AGENTS, EMPLOYEES OR ANY THIRD-PARTY CONTENT PROVIDER - ASSUME THE CONSEQUENCES RESULTING THEREFROM.

NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY OURSELVES, OUR DEALERS, DISTRIBUTORS, AGENTS, EMPLOYEES OR ANY THIRD-PARTY CONTENT PROVIDER, SHALL CREATE ANY WARRANTY IN OR TO THE SERVICE OR THE CONTENT, AND YOU MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHER RIGHTS, WHICH VARY FROM STATE TO STATE.

LIMITATION OF LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER WE NOR ANY OF OUR INFORMATION OR CONTENT PROVIDERS, SERVICE PROVIDERS, LICENSORS, EMPLOYEES OR AGENTS SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF USE OF THE SERVICE OR INABILITY TO USE THE SERVICE OR OUT OF ANY BREACH OF ANY REPRESENTATION OR WARRANTY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, IF FOR ANY REASON, BY OPERATION OF LAW OR OTHERWISE, ANY PORTION OF THE FOREGOING LIMITATION OF LIABILITY SHALL BE VOIDED, THEN IN SUCH EVENT OUR MAXIMUM, SOLE, AND EXCLUSIVE LIABILITY, OUR DEALERS, DISTRIBUTORS, AGENTS, EMPLOYEES OR THIRD PARTY CONTENT PROVIDER, IF ANY, SHALL BE LIMITED TO GENERAL MONEY DAMAGES IN AN AMOUNT NOT TO EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO OURSELVES BY YOU FOR SERVICES FURNISHED UNDER THIS SUBSCRIBER AGREEMENT DURING AND FOR A PERIOD OF TIME COMMENCING UPON THE OCCURRENCE OF SUCH ERROR, DEFECT OR FAILURE AND CEASING UPON THE DISCOVERY OF SUCH, IN WHOLE OR IN PART; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH PERIOD OF TIME EXCEED THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE WHICH SUCH ERROR, DEFECT OR FAILURE IS FIRST DISCOVERED IN WHOLE OR IN PART.

INDEMNITY

You agree to indemnify Service Provider, Hughes Network Systems, and each of their respective subcontractors against all claims, liability, damages, costs and expenses, including but not limited to reasonable attorneys fees, arising out of or related to any and all use of your account, including any content transmitted over the Service, your use of the Service, your violation of this Agreement, and your violation of any rights of any other person. This includes, without limitation, responsibility for all such consequences of your (or that of any user of your account) violation of this Subscriber Agreement or placement on or over, or retrieval from or through, the Service of any software, file, information, communication or other content.

PROPRIETARY RIGHTS

Except for public domain material, all copyrightable content distributed over the Service is copyrighted by ourselves or the third-party content provider. We and/or such third party content providers own all right title and interest to such content and you may not copy, distribute, transmit or publish, in any form, including printed, electronic, digitized, audio or otherwise, or modify all or any portion of such content without the prior written consent of the copyright owner; provided, however, that you may store one copy of the content on your personal computer for your personal use for a period not to exceed thirty calendar days. All copyright or other proprietary rights notices contained in or associated with the content or contained therein must be preserved in, or on, any copies made of such material. The placement of copyrighted material in any public posting area, or any software library, without the consent of the copyright owner is in violation of this Subscriber Agreement.

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